Rule 424(B)(3)

File No. 333-122160

[Note: This revised form of American Depositary Receipt is being filed to reflect that the ratio of Shares per American Depositary Share has changed from two shares to one share, effective August 27, 2018.]

EXHIBIT A

No.

AMERICAN DEPOSITARY SHARES

(Each American Depositary Share represents one deposited Share)

THE BANK OF NEW YORK

AMERICAN DEPOSITARY RECEIPT

FOR COMMON SHARES

OF

GRAVITY CO., LTD.

(INCORPORATED UNDER THE LAWS OF THE REPUBLIC OF KOREA)

The Bank of New York, as depositary (herein called the Depositary), hereby certifies that___________ ____________________________________________, or registered assigns IS THE OWNER OF _____________________________

AMERICAN DEPOSITARY SHARES

representing deposited common shares (herein called Shares) of GRAVITY Co., Ltd., incorporated under the laws of the Republic of Korea (herein called the Company). At the date hereof, each American Depositary Share represents one Share deposited or subject to deposit under the Deposit Agreement (as such term is hereinafter defined) at Korea Securities Depository (herein called the Custodian). The Depositary’s Corporate Trust Office is located at a different address than its principal executive office. Its Corporate Trust Office is located and its principal executive office are located at 240 Greenwich Street, New York, N.Y. 10286.

THE DEPOSITARY’S CORPORATE TRUST OFFICE ADDRESS IS

101 BARCLAY STREET, NEW YORK, N.Y. 10286

1.       THE DEPOSIT AGREEMENT.

This American Depositary Receipt is one of an issue (herein called Receipts), all issued and to be issued upon the terms and conditions set forth in the deposit agreement, dated as of February 7, 2005, as the same may be amended from time to time in accordance with its terms (the “Deposit Agreement”), by and among the Company, the Depositary, and all Owners and Beneficial Owners from time to time of Receipts issued thereunder, each of whom by accepting a Receipt or any interest therein agrees to become a party thereto and become bound by all the terms and conditions thereof. The Deposit Agreement sets forth the rights of Owners and Beneficial Owners of the Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property, and cash are herein called Deposited Securities). Copies of the Deposit Agreement are on file at the Depositary’s Corporate Trust Office in New York City and at the office of the Custodian.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made. Capitalized terms defined in the Deposit Agreement and not defined herein shall have the meanings set forth in the Deposit Agreement.

2.       SURRENDER OF RECEIPTS AND WITHDRAWAL OF SHARES.

Upon surrender at the Corporate Trust Office of the Depositary of this Receipt, and upon payment of the fee of the Depositary provided in this Receipt, and subject to the terms and conditions of the Deposit Agreement, the Company’s articles of incorporation, any applicable laws or regulations (including the regulation of Korea Securities Depository entitled “Regulation on Securities Deposit and Settlement”) and the terms and conditions of or governing the Deposited Securities, in each case as in effect at the date of that surrender, the Owner hereof is entitled to delivery, to him or upon his order, of the Deposited Securities at the time represented by the American Depositary Shares for which this Receipt is issued. Delivery of such Deposited Securities may be made by the delivery of (a) certificates in the name of the Owner hereof or as ordered by him or certificates properly endorsed or accompanied by proper instruments of transfer and (b) any other securities, property and cash to which such Owner is then entitled in respect of this Receipt. Such delivery will be made at the option of the Owner hereof, either at the office of the Custodian or at the Corporate Trust Office of the Depositary, provided that the forwarding of certificates for Shares or other Deposited Securities for such delivery at the Corporate Trust Office of the Depositary shall be at the risk and expense of the Owner hereof.

The Depositary shall not accept for surrender a Receipt to the extent that it evidences American Depositary Shares representing a fraction of a Shares or other Deposited Security. In the case of surrender of a Receipt evidencing a number of American Depositary Shares representing a fraction of a Share or other Deposited Security, the Depositary shall make delivery as provided in Section 2.05 of the Deposit Agreement of the appropriate whole number of Shares or other Deposited Securities represented by such American Depositary Shares and shall execute and deliver to the Owner surrendering such Receipt a new Receipt evidencing American Depositary Shares representing any remaining fractional Share or other Deposited Security.

3.       TRANSFERS, SPLIT-UPS, AND COMBINATIONS OF RECEIPTS.

The transfer of this Receipt is registrable on the books of the Depositary at its Corporate Trust Office by the Owner hereof in person or by a duly authorized attorney, upon surrender of this Receipt properly endorsed for transfer or accompanied by proper instruments of transfer and funds sufficient to pay any applicable transfer taxes and the expenses of the Depositary and upon compliance with such regulations, if any, as the Depositary may establish for such purpose. This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, or surrender of any Receipt or withdrawal of any Deposited Securities, the Company, the Depositary, the Custodian, or the Registrar may require payment from the depositor of the Shares or the presentor of the Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees as provided in this Receipt, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement or this Receipt, including, without limitation, this Article 3.

The delivery of Receipts against deposit of Shares generally or against deposit of particular Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary, the Company or the Foreign Registrar are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company or the Foreign Registrar at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement or this Receipt, or for any other reason, subject to the provisions of the following sentence. Notwithstanding anything to the contrary in the Deposit Agreement or this Receipt, the surrender of outstanding Receipts and withdrawal of Deposited Securities may not be suspended, except by reason of (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares which would be required to be registered under the provisions of the Securities Act of 1933 for the public offer and sale thereof in the United States unless a registration statement is in effect as to such Shares for such offer and sale.

4.       LIABILITY OF OWNER OR BENEFICIAL OWNER FOR TAXES.

If any tax or other governmental charge shall become payable with respect to any Receipt or any Deposited Securities represented hereby, such tax or other governmental charge shall be payable by the Owner or Beneficial Owner hereof to the Depositary. The Depositary may refuse to effect any transfer of this Receipt or any withdrawal of Deposited Securities represented by American Depositary Shares evidenced by such Receipt until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner or Beneficial Owner hereof any part or all of the Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the Owner or Beneficial Owner hereof shall remain liable for any deficiency.

5.       WARRANTIES ON DEPOSIT OF SHARES.

Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor are validly issued, fully paid, non-assessable, and were not issued in violation of any preemptive or similar rights of the holders of outstanding Shares and that the person making such deposit is duly authorized so to do. Every such person shall also be deemed to represent that such Shares are not, and American Depositary Shares representing such Shares would not be, Restricted Securities. Such representations and warranties shall survive the deposit of Shares and delivery of Receipts.

6.       FILING PROOFS, CERTIFICATES, AND OTHER INFORMATION.

Any person presenting Shares for deposit or any Owner or Beneficial Owner of a Receipt may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, or such information relating to the registration on the books of the Company or the Foreign Registrar, if applicable, to execute such certificates and to make such representations and warranties, as the Depositary may deem necessary or proper. The Depositary may withhold the delivery or registration of transfer of any Receipt or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made. The Depositary shall provide to the Company copies of any such proofs, information, certificates or other representations and warranties that it receives as promptly as practicable upon written request by the Company, to the extent that disclosure is not prohibited by applicable law.

No Share shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that any necessary approval has been granted by any governmental body in Korea that is then performing the function of the regulation of currency exchange.

7.       CHARGES OF DEPOSITARY.

The Company agrees to pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Company from time to time. The Depositary shall present its statement for such charges and expenses to the Company once every three months. The charges and expenses of the Custodian are for the sole account of the Depositary.

The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.03 of the Deposit Agreement), or by Owners, as applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share register of the Company or Foreign Registrar and applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the terms of the Deposit Agreement, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.05 of the Deposit Agreement, (5) a fee of $5.00 or less per 100 American Depositary Shares (or portion thereof) for the execution and delivery of Receipts pursuant to Section 2.03, 4.03 or 4.04 of the Deposit Agreement and the surrender of Receipts pursuant to Section 2.05 or 6.02 of the Deposit Agreement, (6) a fee of $.02 or less per American Depositary Share (or portion thereof) for any cash distribution made pursuant to Sections 4.01 through 4.04 of the Deposit Agreement, (7) a fee for the distribution of securities pursuant to Section 4.02 of the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause 7 treating all such securities as if they were Shares), but which securities are instead distributed by the Depositary to Owners, (8) ) a fee of $.02 or less per American Depositary Share (or portion thereof) for depositary services, which will accrue on the last day of each calendar year and will be payable as provided in clause 9 below; provided, however, that no fee will be assessed under this clause 8 to the extent that a fee of $.02 was charged pursuant to clause 6 above during that calendar year and (9) any other charges payable by the Depositary, any of the Depositary’s agents, including the Custodian, or the agents of the Depositary’s agents in connection with the servicing of Shares or other Deposited Securities (which charge shall be assessed against Owners as of the date or dates set by the Depositary in accordance with Section 4.06 of the Deposit Agreement and shall be collected at the sole discretion of the Depositary by billing such Owners for such charge or by deducting such charge from one or more cash dividends or other cash distributions).

The Depositary, subject to Article 8 hereof, may own and deal in any class of securities of the Company and its affiliates and in Receipts.

8.       PRE-RELEASE OF RECEIPTS.

Unless requested by the Depositary to cease doing so, notwithstanding Section 2.03 of the Deposit Agreement, the Depositary may, to the extent permitted by applicable law, execute and deliver Receipts prior to the receipt of Shares pursuant to Section 2.02 of the Deposit Agreement (a “Pre-Release”). The Depositary may, pursuant to Section 2.05 of the Deposit Agreement, deliver Shares upon the receipt and cancellation of Receipts which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such Receipt has been Pre-Released. The Depositary may receive Receipts in lieu of Shares in satisfaction of a Pre-Release. Each Pre-Release will be (a) preceded or accompanied by a written representation from the person to whom Receipts or Shares are to be delivered, that such person, or its customer, (i) owns the Shares or Receipts to be remitted, as the case may be, (ii) assigns all beneficial right, title and interest in such Shares or Receipts, as the case may be, to the Depositary in its capacity as such and for the benefit of the Owners, and (iii) will not take any action with respect to such Shares and Receipts, as the case may be, that is inconsistent with the transfer of beneficial ownership (including without the consent of the Depositary, disposing of such Shares or Receipts, as the case may be, other than in satisfaction of such Pre-Release), (b) at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) business days notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The number of Shares represented by American Depositary Shares which are outstanding at any time as a result of Pre-Release will not normally exceed thirty percent (30%) of the Shares deposited hereunder; provided, however, that the Depositary reserves the right to disregard such limit from time to time as it deems appropriate, and the Depositary may, with the prior written consent of the Company, change that limit for purposes of general application.

The collateral referred to in clause (b) above shall be held by the Depositary for the benefit of the Owners as security for the performance of the obligations to deliver Shares or Receipts, as the case may be, in satisfaction of a Pre-Release transaction (and shall not, for the avoidance of doubt, constitute Deposited Securities).

The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

9.       TITLE TO RECEIPTS.

It is a condition of this Receipt and every successive Owner and Beneficial Owner of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of New York; provided, however, that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement or for all other purposes.

10.       VALIDITY OF RECEIPT.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary and, if a Registrar for the Receipts shall have been appointed, countersigned by the manual signature of a duly authorized officer of the Registrar.

11.       REPORTS; INSPECTION OF TRANSFER BOOKS.

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, files certain reports with the Commission. Such reports will be available for inspection and copying by Owners and Beneficial Owners at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549.

The Depositary will make available for inspection by Owners of Receipts at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary will also send to Owners of Receipts copies of such reports when furnished by the Company pursuant to the Deposit Agreement. Any such reports and communications, including any such proxy soliciting material, furnished to the Depositary by the Company shall be furnished in English to the extent such materials are required to be translated into English pursuant to any regulations of the Commission.

The Depositary will keep books, at its Corporate Trust Office, for the registration of Receipts and transfers of Receipts which at all reasonable times shall be open for inspection by the Owners of Receipts provided that such inspection shall not be for the purpose of communicating with Owners of Receipts in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.

12.       DIVIDENDS AND DISTRIBUTIONS.

Whenever the Depositary receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States, and subject to the Deposit Agreement, convert such dividend or distribution into dollars and will distribute the amount thus received (net of the fees and expenses of the Depositary as provided in Section 5.09 of the Deposit Agreement) to the Owners of Receipts entitled thereto; provided, however, that in the event that the Company or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, the amount distributed to the Owners of the Receipts evidencing American Depositary Shares representing such Deposited Securities shall be reduced accordingly.

Subject to the provisions of Sections 4.11 and 5.09 of the Deposit Agreement, whenever the Depositary receives any distribution other than a distribution described in Section 4.01, 4.03 or 4.04 of the Deposit Agreement, the Depositary will, without unreasonable delay, cause the securities or property received by it to be distributed to the Owners entitled thereto, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Owners of Receipts entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the Depositary as provided in Section 5.09 of the Deposit Agreement) will be distributed by the Depositary to the Owners of Receipts entitled thereto, without unreasonable delay, all in the manner and subject to the conditions described in Section 4.01 of the Deposit Agreement.

If any distribution consists of a dividend in, or free distribution of, Shares, the Depositary may distribute to the Owners of outstanding Receipts entitled thereto, additional Receipts evidencing an aggregate number of American Depositary Shares representing the amount of Shares received as such dividend or free distribution subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of American Depositary Shares evidenced by Receipts, including the withholding of any tax or other governmental charge as provided in Section 4.11 of the Deposit Agreement and the payment of the fees and expenses of the Depositary as provided in Section 5.09 of the Deposit Agreement. In lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary will sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions described in Section 4.01 of the Deposit Agreement. If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.

Notwithstanding any other provision of the Deposit Agreement, before making any distribution or other payment on any Deposited Securities, the Company shall make such deduction (if any) which, by the laws of Korea, the Company is required to make in respect of any income, capital gains or other taxes, and the Company may also deduct the amount of any tax or governmental charges payable by the Company or for which the Company might be made liable in respect of such distribution or other payment or any document signed in connection therewith. In making such deductions, the Company shall have no obligation to any Owner or Beneficial Owner to apply a rate under any treaty or other arrangement between Korea and the country within which the Owner or Beneficial Owner is resident unless such Owner or Beneficial Owner has timely provided to the Company or its agent evidence of the residency of such Owner or Beneficial Owner that is satisfactory to the tax authorities of Korea.

In connection with any distribution to Owners, the Company or its agent will remit to the appropriate governmental authority or agency all amounts (if any) required under applicable law to be withheld and remitted by the Company or such agent and owing to such governmental authority or agency by the Company or such agent; and the Depositary or the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required under applicable law to be withheld and remitted by the Depositary or the Custodian and owing to such authority or agency by the Depositary or the Custodian.

If the Company (or any of its agents) withholds from any distribution or other payment any amount on account of taxes or governmental charges, or pays any other tax in respect of such distribution or other payment, the Company shall (and cause such agent to) remit promptly to the Depositary information about such taxes or governmental charges withheld and paid, and the tax receipt (or other proof of payment from the applicable governmental authority therefor.

In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes or charges and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners entitled thereto in proportion to the number of American Depositary Shares held by them respectively.

The Depositary shall report to the Owners any such taxes or governmental charges withheld or paid by it, the Custodian or, to the extent such information is received from the Company, the Company.

13.       RIGHTS.

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary, after consultation with the Company, shall have discretion as to the procedure to be followed in making such rights available to any Owners or in disposing of such rights on behalf of any Owners and making the net proceeds available to such Owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all or certain Owners but not to other Owners, the Depositary may distribute to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Owner, warrants or other instruments therefor in such form as it deems appropriate.

In circumstances in which rights would otherwise not be distributed, if an Owner of Receipts requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Owner hereunder, the Depositary will, as promptly as practical, make such rights available to such Owner upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Owner has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law.

If the Depositary has distributed warrants or other instruments for rights to all or certain Owners, then upon instruction from such an Owner pursuant to such warrants or other instruments to the Depositary from such Owner to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees and expenses of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Owner, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Owner. As agent for such Owner, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.02 of the Deposit Agreement, and shall, pursuant to Section 2.03 of the Deposit Agreement, execute and deliver Receipts to such Owner; provided, however, that in the case of a distribution pursuant to the preceding paragraph, such deposit shall be made, and depositary shares shall be delivered, under depositary arrangements which provide for issuance of depositary receipts subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under applicable United States laws.

If the Depositary determines in its discretion, after consultation with the Company to the extent practicable, that it is not lawful and feasible to make such rights available to all or certain Owners, it shall use its reasonable efforts to sell the rights, warrants or other instruments in proportion to the number of American Depositary Shares held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees and expenses of the Depositary as provided in Section 5.09 of the Deposit Agreement and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit Agreement) for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any Receipt or otherwise.

Except as otherwise provided in the third preceding paragraph, the Depositary will not offer rights to Owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act of 1933 with respect to a distribution to all Owners or are registered under the provisions of such Act. Nothing in the Deposit Agreement shall create any obligation on the part of the Company to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective. If an Owner of Receipts requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under such Act, the Depositary shall not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Company upon which the Depositary may rely that such distribution to such Owner is exempt from such registration.

Neither the Depositary nor the Company shall be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

14.       CONVERSION OF FOREIGN CURRENCY.

Whenever the Depositary or the Custodian shall receive foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the Depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall, without unreasonable delay, convert or cause to be converted, by sale or in any other manner that it may determine, such foreign currency into Dollars, and such Dollars shall be distributed, without unreasonable delay, to the Owners entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such warrants or instruments upon surrender thereof for cancellation. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions, the date of delivery of any Receipt or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.09 of the Deposit Agreement.

If such conversion or distribution can be effected only with the approval or license of, or requires a filing with, any government or agency thereof, the Depositary shall, without unreasonable delay, file such application for approval or license, or make such filing, if any, as it may deem desirable.

If at any time the Depositary shall determine that in its judgment any foreign currency received by the Depositary or the Custodian is not convertible, in whole or in part, on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same.

If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the Owners entitled thereto and may distribute the balance of the foreign currency received by the Depositary or the Custodian to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled thereto.

15.       RECORD DATES.

Whenever the Depositary shall receive notice of the fixing of a record date by the Company for the determination of holders of Deposited Securities entitled to receive any distribution (whether in cash, Shares, rights, or other distribution), or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary shall receive notice of any meeting of, or solicitation of consents or proxies of, holders of Shares or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter, the Depositary shall fix a record date (the "ADS Record Date") for the determination of the Owners of Receipts who shall be entitled to receive such distribution, to give instructions for the exercise of voting rights at any such meeting, to give or withhold such consent, to receive such notice or solicitation or to otherwise take action, or to exercise the rights of Owners with respect to such changed number of Shares represented by each American Depositary Share, or who shall be liable for any fee or charge assessed by the Depositary pursuant to the Deposit Agreement. The Depositary shall to the extent practicable establish the ADS Record Date as the same date, or at near as practicable to, any corresponding record date set by the Company with respect to Shares. Notwithstanding the foregoing, unless otherwise notified by the Company, the Depositary shall set the last New York business day preceding each December 31 as an ADS Record Date. Subject to the provisions of Sections 4.01 through 4.05 and to the other terms and conditions of the Deposit Agreement, the Owners on the ADS Record Date shall be entitled, as the case may be, to receive the amount distributable by the Depositary with respect to such dividend or other distribution or such rights or the net proceeds of sale thereof in proportion to the number of American Depositary Shares held by them respectively, to give voting instructions or to act in respect of any other such matter.

16.       VOTING OF DEPOSITED SECURITIES.

As soon as practicable after receipt of notice of any meeting at which the holders of Deposited Securities are entitled to vote, or of solicitation of consents or proxies from holders of Deposited Securities, the Depositary shall fix the ADS Record Date in respect of such meeting or solicitation of consent or proxy in accordance with Section 4.06 of the Deposit Agreement. The Depositary shall, if requested by the Company in writing in a timely manner (the Depositary having no obligation to take any further action if the request shall not have been received by the Depositary at least thirty (30) days prior to the date of such vote or meeting), at the Company’s expense and provided no U.S. legal prohibitions exist, distribute to Owners as of the ADS Record Date: (a) such notice of meeting or solicitation of consent or proxy, (b) a statement that the Owners at the close of business on the ADS Record Date will be entitled, subject to any applicable law, the provisions of the Deposit Agreement, the articles of incorporation of the Company and the provisions of or governing the Deposited Securities (which provisions, if any, shall be summarized in pertinent part by the Company), to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Deposited Securities represented by such Owner’s American Depositary Shares , and (c) a brief statement as to the manner in which such voting instructions may be given. Voting instructions may be given only in respect of a number of American Depositary Shares representing an integral number of Deposited Securities. Upon the timely receipt from a Owner of American Depositary Shares as of the ADS Record Date of voting instructions in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the articles of incorporation of the Company and the provisions of the Deposited Securities, to vote, or cause the Custodian to vote (in person or by proxy), the amount of Deposited Securities represented by such Owner’s American Depositary Shares in accordance with such voting instructions.

Neither the Depositary nor the Custodian shall under any circumstances exercise any discretion as to voting and neither the Depositary nor the Custodian shall vote, attempt to exercise the right to vote, or in any way make use of for purposes of establishing a quorum or otherwise, the Deposited Securities represented by American Depositary Shares, except pursuant to and in accordance with the voting instructions timely received from Owners.

Owners acknowledge that the Company may not notify the Depositary sufficiently in advance of the scheduled date of a meeting or solicitation of consents or proxies to enable the Depositary to make a timely mailing of such notices to the Owners, and that the Owners may not receive such notices sufficiently in advance of a meeting or solicitation of consents or proxies to give instructions to the Depositary.

17.       CHANGES AFFECTING DEPOSITED SECURITIES.

In circumstances where the provisions of Section 4.03 of the Deposit Agreement do not apply, upon any change in nominal value, change in par value, split-up, consolidation, or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and American Depositary Shares shall thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence. In any such case the Depositary may, and shall if the Company shall so request in writing, execute and deliver additional Receipts as in the case of a dividend in Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities. The Depositary will give Owners notice of an event to which Section 4.08 of the Deposit Agreement applies as promptly as practicable if the event affects holdings of American Depositary Shares.

18.       LIABILITY OF THE COMPANY AND DEPOSITARY.

Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates shall incur any liability to any Owner or Beneficial Owner if, by reason of any provision of any present or future law or regulation of the United States or any other country, or of any other governmental or regulatory authority, or by reason of any provision, present or future, of the articles of incorporation or similar document of the Company, or by reason of any provision of any securities issued or distributed by the Company, or any offering or distribution thereof, or by reason of any act of God or war or terrorism or other circumstances beyond its control, the Depositary or the Company shall be prevented, delayed or forbidden from or be subject to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit Agreement or Deposited Securities it is provided shall be done or performed; nor shall the Depositary or the Company or any of their respective directors, employees, agents or affiliates incur any liability to any Owner or Beneficial Owner by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement. Where, by the terms of a distribution pursuant to Section 4.01, 4.02 or 4.03 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.04 of the Deposit Agreement, such distribution or offering may not be made available to Owners, and the Depositary may not dispose of such distribution or offering on behalf of Owners and make the net proceeds available to Owners, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse. Neither the Company nor the Depositary assumes any obligation or shall be subject to any liability under the Deposit Agreement to Owners or Beneficial Owners, except that they agree to perform their obligations specifically set forth in the Deposit Agreement without negligence or bad faith. The Depositary shall not be subject to any liability with respect to the validity or worth of the Deposited Securities. Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the Receipts on behalf of any Owner, Beneficial Owner or other person, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary. Neither the Depositary nor the Company shall be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner or Beneficial Owner of a Receipt, or any other person believed by it in good faith to be competent to give such advice or information. The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith. The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises, the Depositary performed its obligations without negligence or bad faith while it acted as Depositary. No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the Deposit Agreement.

19.       RESIGNATION AND REMOVAL OF THE DEPOSITARY; APPOINTMENT OF SUCCESSOR CUSTODIAN.

The Depositary may at any time resign as Depositary by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by 90 days’ prior written notice of such removal, to become effective upon the later of (i) the 90th day after delivery of the notice to the Depositary or (ii) the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. Whenever the Depositary in its discretion determines that it is in the best interest of the Owners of Receipts to do so, it may, after consultation with the Company to the extent practicable, appoint a substitute or additional custodian or custodians.

20.       AMENDMENT.

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of Owners or Beneficial Owners in any respect which they may deem necessary or desirable. Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees and cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Owners of Receipts, shall, however, not become effective as to outstanding Receipts until the expiration of thirty days after notice of such amendment shall have been given to the Owners of outstanding Receipts. Every Owner and Beneficial Owner of a Receipt at the time any amendment so becomes effective shall be deemed, by continuing to hold such Receipt or any interest therein, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Owner of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby except in order to comply with mandatory provisions of applicable law.

21.       TERMINATION OF DEPOSIT AGREEMENT.

The Depositary at any time at the direction of the Company, shall terminate the Deposit Agreement by mailing notice of termination to the Owners of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of termination to the Company and the Owners of all Receipts then outstanding if at least 60 days have passed since the Depositary delivered to the Company a written notice of its election to resign and a successor depositary has not been appointed and accepted its appointment as provided in the Deposit Agreement. On and after the date of termination, the Owner of a Receipt will, upon (a) surrender of such Receipt at the Corporate Trust Office of the Depositary, (b) payment of the fee of the Depositary for the surrender of Receipts referred to in Section 2.05 of the Deposit Agreement, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by the American Depositary Shares evidenced by such Receipt. If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights and other property as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary with respect to indemnification, charges, and expenses.

22.       SUBMISSION TO JURISDICTION.

In the Deposit Agreement, the Company has (i) appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011 as the Company’s authorized agent in the State of New York upon which process may be served in any suit, action or proceeding arising out of or relating to the Shares or Deposited Securities, the American Depositary Shares, the Receipts or this Agreement, (ii) submitted to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the State of New York (collectively, “New York Courts”) with respect to any such suit, action or proceeding and (iii) agreed that service of process upon said agent shall, to the extent permitted by law, be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding. Each of the parties to the Deposit Agreement waives any objection that it may have to the venue of any suit, action or proceeding with respect to the Deposit Agreement or the transactions contemplated thereby in any New York Court or that such suit, action or proceeding brought in a New York Court has been brought in an inconvenient forum and agrees not to plead or assert the same.

23.       DISCLOSURE OF INTERESTS.

The Company may from time to time request Owners or Beneficial Owners or former owners or Beneficial Owners to provide information as to the capacity in which they hold or held Receipts and regarding the identity of any other persons then or previously interested in such Receipts and the nature of such interest and various other matters. Each such Owner or Beneficial Owner agrees to provide any such information reasonably requested by the Company or the Depositary pursuant to Section 3.04 of the Deposit Agreement whether or not still an Owner or Beneficial owner at the time of such request. The Depositary agrees to use its reasonable efforts to comply with written instructions received from the Company requesting that the Depositary forward any such requests to such Owners or Beneficial Owners and to the last known address, if any, of such former Owners or Beneficial Owners and to forward to the Company any responses to such requests received by the Depositary, and to use its reasonable efforts, at the Company’s request and expense, to assist the Company in obtaining such information with respect to the American Depositary Shares. However, nothing herein shall be interpreted as obligating the Depositary to provide or obtain any such information not provided to the Depositary by such Owners or Beneficial owners or former Owners or Beneficial Owners.